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                                                                           Ex. 5

                              MANAGEMENT AGREEMENT


         AGREEMENT made as of April 17, 1993 between NAVIGATOR MONEY MARKET FUND, INC., a Maryland corporation (the "Fund"), successor by reorganization to Navigator Money Money Market Fund, a Pennsylvania business trust, and FAIRFIELD GROUP, INC., a Pennsylvania corporation (the "Manager").

         WHEREAS, the Fund is registered as an open-end, diversified management investment company under the Investment Company Act of 1940, as amended ("1940 Act"); and

         WHEREAS, the Fund desires to retain the Manager to furnish investment advisory and administrative services with respect thereto to the Fund, and the Manager is willing to so furnish such services;

         NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

         1. Appointment. The Fund hereby appoints the Manager to act as investment adviser to the Fund for the period and on the terms set forth in this Agreement. The Manager accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

         2. Delivery of Documents. The Fund has furnished the Manager with copies properly certified or authenticated of each of the following:

                  (a) The Fund's Articles of Incorporation;

                  (b)      The Fund's By-Laws and all amendments thereto;

                  (c) Resolutions of the Fund's Directors authorizing the appointment of the Manager and approving this Agreement;

                  (d) The Fund's Notification of Registration on Form N-8A under the 1940 Act as filed with the Securities and Exchange Commission;

                  (e) The Fund's Registration Statement on Form N-1A under the Securities Act of 1933, as amended ("1933 Act") (File No. 2-97840) and under the 1940 Act as filed with the Securities and Exchange Commission and all amendments thereto; and

                  (f) The Fund's most recent prospectus (such prospectus, as presently in effect, and all amendments and supplements thereto are herein called the "Prospectus").
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         The Fund will furnish the Manager from time to time with copies of all amendments of or supplements to the foregoing.

         3. Investment Management. Subject to the supervision of the Fund's Directors, the Manager will provide a continuous investment program for the Fund, including investment research and management with respect to all securities and investments and cash equivalents in the Fund. The Manager will determine from time to time what securities and other investments will be purchased, retained or sold by the Fund. The Manager will provide the services under this Agreement in accordance with the Fund's investment objective, policies and restrictions as stated in the Prospectus and resolutions of the Fund's Directors. The Manager further agrees that it:

                  (a) will conform with all applicable Rules and Regulations of the Securities and Exchange Commission;

                  (b) will not make loans to any person for the purpose of purchasing Fund Shares or make loans to the Fund;

                  (c) will place orders pursuant to its investment determination for the fund either directly with the issuer or with any broker or dealer. In placing orders with brokers and dealers the Manager will attempt, under the circumstances, to obtain the execution of orders in an effective manner at the most favorable price. Consistent with this obligation, when the execution and price offered by two or more brokers or dealers are comparable, the Manager may, in its discretion, purchase and sell portfolio securities to and from brokers and dealers who provide the Manager with research advice and other services. In no instance will portfolio securities be purchased from or sold to the Manager, or any affiliated person of either the Fund or the Manager; and

                  (d) will maintain all books and records with respect to the Fund's securities transactions and will furnish to the Fund's Directors such periodic and special reports as the Directors may request.

         4. Administrative Services. Subject to the direction and control of the Directors of the Fund, the Manager will assist in supervising all aspects of the Fund's operations.

         The Manager will maintain office facilities (which may be in offices of the Manager or a corporate affiliate but shall be in such location as the Fund shall reasonably determine); furnish statistical and research data, clerical, accounting and bookkeeping services and stationery and office supplies; prepare the Fund's Annual Report to the Securities and Exchange on Form N-1R and its Quarterly Reports on Form N-1Q;

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compile data for, prepare for execution by the Fund and file all the Fund's federal and state tax returns and required tax filings other than those required to be made by the Fund's custodian and transfer agent; prepare compliance filings pursuant to state securities laws with the advice of the Fund's counsel; assist to the extent requested by the Fund with the Fund's preparation of its Annual and Semi-Annual Reports to shareholders and its Registration Statements (on Form N-1A or any replacement therefor); compile data for, prepare and file timely Notices to the Securities and Exchange Commission required pursuant to Rule 24f-2 under the 1940 Act; verify the daily computation of the net asset value and the net income of the Fund in accordance with the Fund's Prospectus and resolutions of the Fund's Directors; keep and maintain the Fund's financial accounts and records; and generally assist in all aspects of the Fund's operations. The Manager may delegate in its sole discretion all or any part of its duties and responsibilities under this Section 4.

         5. Fees; Expenses; Expense Reimbursement.

                  (a) In consideration of investment advisory services rendered pursuant to this Agreement, the Fund will pay the Manager on the first business day of each month a fee calculated at an annual rate of .20% of the first $500 million of average daily net assets of the Fund; .15% of the next $1 billion of average daily net assets of the Fund; and .10% of the average daily net assets of the Fund in excess of $1.5 billion.

                  (b) In consideration of administration services rendered pursuant to this Agreement, the Fund will pay Manager on the first business day of each month a fee calculated at an annual rate of 0.10% of the first $1.5 billion of average daily net assets of the Fund and .05% of average daily net assets of the Fund in excess of $1.5 billion.

                  (c) For purposes of this Agreement, net asset value shall be computed at least once a day. The fees for the period from the day of the month this Agreement is entered into until the end of that month shall be pro-rated according to the proportion which such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fees for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

         For the purpose of determining fees payable to Manager, the value of the net assets of the Fund shall be computed in the manner described in the Fund's Prospectus for the computation of

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the value of such net assets in connection with the determination of the liquidity value of the Fund's shares.

         The Manager will from time to time employ or associate with itself such person or persons as the Manager may believe to be particularly fitted to assist it in the performance of this Agreement. Such person or persons may be officers and employees who are employed by both the Manager and the Fund. The compensation of such person or persons shall be paid by the Manager and no obligation may be incurred on behalf of the Fund in such respect.

         The Manager will bear all expenses in connection with the performance of its services under this Agreement. Other expenses to be incurred in the operation of the Fund including taxes, interest, brokerage fees and commissions, if any, fees of employees of the Manager, Securities and Exchange Commission fees and state Blue Sky qualification fees, investment advisory and administration fees pursuant to this Agreement, charges of custodians, transfer and dividend disbursing agents' fees, certain insurance premiums, outside auditing and legal expenses, costs of maintenance of corporate existence, typesetting and printing prospectuses for regulatory purposes and for distribution to current shareholders of the Fund, costs of shareholders' reports and corporate meetings and any extraordinary expenses will be borne by the Fund, provided, however, that the Fund will not bear the cost of any activity which is primarily intended to result in the distribution of Shares of the Fund.

                  (d) If in any fiscal year the aggregate expenses of the Fund (as defined under the securities regulation in any state having jurisdiction over the Fund) exceed the expense limitations of any such state, the Manager will reimburse the fund for a portion of such excess expenses. The expense reimbursement obligation of the Manager is limited to the aggregate amount of its fees hereunder for such fiscal year, provided however, that notwithstanding the foregoing, the Manager shall reimburse the Fund for such proportions of such excess expenses regardless of the amount of fees paid to it during such fiscal year to the extent that the securities regulations of any state having jurisdiction over the Fund so require. Such expense reimbursement, if any, will be estimated daily and reconciled and paid on a monthly basis.

         6. Proprietary and Confidential Information. The Manager agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund and prior, present or potential shareholders, and not to use such records

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and information for any purpose other than performance of its responsibilities and duties hereunder. Notwithstanding the foregoing, the Manager may, after prior notification to and approval in writing by the Fund, use such records and other information relative to the Fund and prior, present or potential shareholders if the Manager may be exposed to civil or criminal contempt proceedings for failure to comply or when requested to divulge such information by duly constituted authorities. The Manager may also use such records and other information when so requested by the Fund.

         7. Services Not Exclusive. The services furnished by the Manager hereunder are not to be deemed exclusive, and the Manager shall be free to furnish similar services to others whether or not for compensation so long as its services under this Agreement are not impaired thereby.

         8. Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Manager hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Fund's request. The Manager further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required by Rule 31a-1 to be maintained under the 1940 Act.

         9. Limitation of Liability. The Manager shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Manager in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

         10. Duration and Termination. This Agreement will become effective April 20, 1993, provided that it shall have been approved by the shareholders of the Fund, in accordance with the requirements under the 1940 Act, and, unless sooner terminated as provided herein, shall continue in effect until June 30, 1994. Thereafter, if not terminated, this Agreement shall continue in effect for successive periods of twelve months each ending on June 30 each year, provided such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Fund's Directors who are not parties to this Agreement or interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Fund's Directors or by vote of a majority of the outstanding voting securities of the Fund. Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by the Fund (by

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vote of the Fund's Directors or by vote of a majority of the outstanding voting securities of the Fund) or by the Manager on sixty days' written notice. This Agreement will immediately terminate in the event of its assignment. (As used in this Agreement, the terms "majority of the outstanding voting securities," "interested persons" and "assignment" shall have the same meaning of such terms in the 1940 Act.)

         11. Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No amendment of this Agreement shall be effective until approved by vote of a majority of the outstanding voting securities of the Fund.

         12. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by Pennsylvania law.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.


                                    NAVIGATOR MONEY MARKET FUND, INC.

(seal)                              By: /s/ Frank J. Bruzda
Attest: /s/ James W. Jennings



                                    FAIRFIELD GROUP, INC.

(seal)                              By: /s/ R.B. Siedel


Attest:


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